EXHIBIT 4.27

CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Securities exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

Execution version

CONFIDENTIAL

AMENDMENT #4

TO

OEM PURCHASE AND SALE AGREEMENT NO. 011449

BETWEEN SELLER CORPORATION AND NORTEL NETWORKS LIMITED

This Amendment #4 to OEM Purchase and Sale Agreement No. 011449 by and between Nortel Networks Limited, a Canada corporation with offices located at 8200 Dixie Road, Suite 100, Brampton, Ontario, Canada L6T 5P6 (Nortel Networks) and AudioCodes Ltd., an Israeli corporation with offices located at 1 Hayarden Street, Airport City Lod, 70151 (Seller), will be effective as of April 28, 2005.

WHEREAS, Nortel Networks and Seller entered into an OEM Purchase and Sale Agreement dated April 28, 2003, as amended (“Agreement”); and

WHEREAS, Nortel Networks and Seller wish to amend the Agreement for the purposes of adding Exhibits O and P, Exhibits A-4, A-5, A-6 and A-8 and certain general terms and conditions;

Now, therefore, the parties agree to amend the Agreement as follows:

A.	Add new Subsection 6.5 to the Agreement as follows:

“6.5 Business Continuity Planning

6.5.1	Seller represents and warrants that it will implement an effective business continuity plan to be effective by January, 1st 2006 that will ensure that Seller is able to continue to provide Products when the manufacture or delivery of Products isinterrupted for any reason outside of Seller’s reasonable control (“BCP”) and will maintain and update the BCP at least annually during the Term for each of its manufacturing and operations sites. Seller will perform a timely assessment after the occurrence of any event that may delay production or shipping of Products for a period of more than 10 business days. Seller will activate the BCP, if Seller determines as a result of its assessment that a Seller site will be unable to produce or ship Products for a period of more than 10 business days.

6.5.2	The BCP will contain, at a minimum, provisions for (a) a risk assessment and business impact analysis, (b) a prevention/mitigation plan, and (c) a resumption of services plan, including a recovery/restoration plan. The preceding will cover, but not be limited to, (i) Product documentation storage and protection (including, but not limited, to storage of design documents, tools, process and fixtures), (ii) information systems security and redundancy, and (iii) a detailed plan with relevant Contract Manufacturers to rapidly recover the loss of Product manufacturing facilities or Product delivery capability.

6.5.3	Seller will provide a detailed outline of the BCP within 10 business days of Nortel Networks’ request for the then-current BCP. Certain details of the BCP will not be shared between the parties.

6.5.4	Seller's implementation of the BCP will be at no additional cost to Nortel Networks

6.5.5	At Nortel Networks’ request and at no additional charge to Nortel Networks Seller will participate in discussions initiated by Nortel Networks for purposes of evaluating and coordinating and integrating the business continuity plans of its suppliers with Nortel Networks’ overall business continuity plan.

B.	Add new Subsection 23.11 to the Agreement as follows:

“23.11	Information Systems Security – If Nortel Networks grants Seller access to Nortel Networks’ information systems, Seller will safeguard the security of Nortel Networks’ information systems, as set out in Exhibit O, attached to and incorporated in this Agreement.”

C.	Add new Exhibit O “Information Systems Security” to the Agreement, attached to and incorporated in this Amendment 4 as Attachment 1.

D.	Section 2.1.2 of Exhibit A-1 is hereby deleted in its entirety.

E.	The tables labeled “Vocoders Indemnification” in Sections 2.2.1, 2.2.2, 2.2.3, and 2.2.4 of Exhibit A-1 are hereby deleted in their entirety. However, it is noted that AudioCodes only offers Products under this agreement that support G.711, G.726, G.723.1 and G,.729A. This Agreement does not cover indemnification for other vocoders. Both parties agree to discuss and mutually agree on how to handle indemnity for additional vocoders if these additional vocoders are added as part of an agreed change in the Specifications.

F.	The two lines under the heading “Indemnification” appearing in the table in Section 2.2.5 of Exhibit A-1 are hereby deleted in their entirety. However, it is noted that AudioCodes only offers Products under this agreement that support G.711, G.726, G.723.1 and G,.729A. This Agreement does not cover indemnification for other vocoders. Both parties agree to discuss and mutually agree on how to handle indemnity for additional vocoders if these additional vocoders are added as part of an agreed change in the Specifications.

G.	Section 1(c) of Exhibit A-2 is hereby deleted in its entirety. However, it is noted that AudioCodes only offers Products under this agreement that support G.711, G.726, G.723.1 and G,.729A. This Agreement does not cover indemnification for other vocoders. Both parties agree to discuss and mutually agree on how to handle indemnity for additional vocoders if these additional vocoders are added as part of an agreed change in the Specifications.

H.	The two lines under the heading “Indemnification” appearing in the table in Section 1.1 of Exhibit A-2 are hereby deleted in their entirety. However, it is noted that AudioCodes only offers Products under this agreement that support G.711, G.726, G.723.1 and G,.729A. This Agreement does not cover indemnification for other vocoders. Both parties agree to discuss and mutually agree on how to handle indemnity for additional vocoders if these additional vocoders are added as part of an agreed change in the Specifications.

I.	The following paragraph in Section 1 of Exhibit A-3, which is Attachment 1 to Amendment No. 1 effective May 1, 2003, is hereby deleted in its entirety:

“With respect to the cost reduction obligation described in Section 3 below, Seller is not obligated in its cost reduction calculations to include the cost of indemnifying Nortel Networks against third party intellectual property claims related to Nortel Networks purchase of Product A0514478, which includes Voice Codec G.723.1 and G.729A. For purposes of such cost reduction calculations the cost for Voice Codec indemnification included in the Price for A0514478 is [*] per port per Codec.”

J.	For the avoidance of doubt, the deletion of language and references to “Indemnification” as set forth in Articles D, E, F, G, H and I above in no way modifies or reduces Seller’s obligation to provide indemnification protection to Nortel Networks under Section 18 of the Agreement. However, it is noted that AudioCodes only offers Products under this agreement that support G.711, G.726, G.723.1 and G,.729A. This Agreement does not cover indemnification for other vocoders. Both parties agree to discuss and mutually agree on how to handle indemnity for additional vocoders if these additional vocoders are added as part of an agreed change in the Specifications.

K.	Add new Exhibit A-4 “Mediant 5000 Trunk Gateway Product” to the Agreement, attached to and incorporated in this Amendment 4 as Attachment 2.

L.	Add new Exhibit A-5 “M2K – CS2K DC Power Product” to the Agreement, attached to and incorporated in this Amendment 4 as Attachment 3.

M.	Add new Exhibit A-6 “IPM2000 – CS2K AC Powered Media Server Product” to the Agreement, attached to and incorporated in this Amendment 4 as Attachment 4.

[*] Confidential

N.	Add new Exhibit A-7 “Mediant 1000 (MG3100) – H.248 and Mediant 1000 (MG3100) -SIP” to the Agreement, attached to and incorporated in this Amendment 4 as Attachment 5.

O.	Added new Exhibit O “Hazardous Materials Regulations” to the Agreement, attached and incorporated in this Amendment 4 as Attachment 6.

Except for this Amendment No. 4, in all other respects the Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 4 to the Agreement to be signed by their duly authorized representatives.

NORTEL NETWORKS LIMITED	AUDIOCODES LTD.

By:	By: /s/ Ben Rabinowitz

Name:	Name: Ben Rabinowitz
(Type/Print)	(Type/Print)

Title:	Title: Vice President

Date:	Date: October 10, 2005

ATTACHMENT 1
EXHIBIT O

INFORMATION SYSTEMS SECURITY

1.	Access – Seller shall ensure that access and use (either on-site or remotely) of Nortel Networks’ Technology Resources by Seller or any non-Nortel Networks party performing under the Agreement (each an Outside Access Party) shall be limited only to access and use needed for performance. “Technology Resources” means network systems and services (voice and/or data) such as the Inter/Intranet gateways , electronic-mail and telephony and include, but are not limited to its computer systems, all system hardware, all hard drives, electronic media, storage areas, files and desks and information services (i.e. remote access, web/file servers & services, etc.). The Outside Access Party will provide Nortel Networks with the name of each of its personnel who will access Nortel Networks’ computer system during their performance under the Agreement (Authorized Workers). Authorized Workers will establish and maintain a unique identifier for access and follow the same computer system security rules as Nortel Networks personnel. The security requirements will also apply to Authorized Workers’ access and use of Nortel Networks’ electronic mail system, electronic switched network, (either directly or via a direct inward service access [DISA] feature) or any other Nortel Networks property, equipment or service.

Unless explicitly authorized in writing by Nortel Networks, Outside Access Party must not (i) attempt to reverse engineer, disassemble, reverse translate, decompile or in any other manner decode any element of the Technology Resources; (ii) make modifications, enhancements, adaptations or translations, in whole or in part, to or of any element of the Technology Resources; (iii) make copies of any element of the Technology Resources; (iv) probe host computers or networks; (v) breach or examine the security controls of a host computer, network component or authentication system; (vi) monitor data on any network or system; (vii) interfere with the service of any user, host or network, or overload a server, network connected device, or network component; (viii) originate malformed data or network traffic that results in damage to, or disruption of, a service or network connected device; (ix) forge data or misrepresent the origination of a user or source.

1.1	Failure of Access- Outside Access Party understands that its access to and use of the Technology Resources may from time to time be interrupted due to circumstances within or outside the reasonable control of Nortel Networks. Nothing in this Agreement shall be considered a promise or covenant to deliver access to the Technology Resources. Aside from the access as provided herein, no license of any patent, copyright, or any other right in respect of the Technology Resources is granted to Outside Access Party by virtue of access to the Technology Resources.

1.2	Waiver of Liability – Notwithstanding any terms and conditions in this Agreement, Nortel Networks hereby excludes all representations, warranties and conditions, express or implied, including any representations, warranties or conditions of accuracy, sufficiency, suitability or non-infringement. Outside Access Party hereby waives any liability on the part of Nortel Networks for any damages, losses or expenses incurred by Outside Access Party as a result of Outside Access Party’s access to and use of the Technology Resources (including, without limitation, the inadvertent accessing of a computer virus or other harmful computer file or program) or failure to access the Technology Resources, whether arising in contract, tort or otherwise.

1.3	Confidential Information and Personal Data – All passwords, identification numbers and information obtained during the Outside Access Party’s use of Nortel Networks’ Technology Resources are Confidential Information.

1.4	Unauthorized Access – The Outside Access Party will cooperate in the investigation of any apparent unauthorized access to Nortel Networks’ customers or any activity resulting in a security breach as defined under Nortel Networks’corporate policies, procedures or standards.

2.	Segregation Wall– Using procedures documented for Nortel Networks by Contractor and reviewed and approved by Nortel Networks’ security team, the Outside Access Party will ensure that Authorized Workers implement effective isolation and containment procedures (for example separate password protected folders or storage media that facilitates separation and prevents open access or disclosure to non -authorized workers or third party companies) for the protection of Nortel Networks technologies and intellectual properties to ensure non-disclosure, held in confidence, by its personnel who are assigned to the account of a known or potential Nortel Networks competitor (Competitors). The Outside Access Party must implement procedures to logically segregate, by normal commercial means, all Nortel Networks information, data and communications (including, but not limited to Confidential Information) from Competitors and Outside Access Party personnel who are not Authorized Workers (Segregation Wall).

3.	Inadequate Security – If Nortel Networks notifies the Outside Access Party that the Segregation Wall is not working and makes a reasonable request to change or replace the Segregation Wall; the Outside Access Party will comply with Nortel Networks’ request

3.1	Security Audit – Under Section 9.6 of this Agreement Nortel Networks may audit the Segregation Wall. In addition to the rights and obligations set out in Section 9.6 Outside Access Party hereby grants Nortel Networks reasonable access to those of its computer facilities that it uses or intends to use in association with the accessing the Technology Resources for the purposes of assessing the on-going adequacy of Outside Access Party’s security measures and procedures in effect on such computer facilities, and shall assist and co-operate with Nortel Networks in carrying out any such assessment. If Nortel Networks determines that Outside Access Party’s security measures and procedures are inadequate to prevent unauthorized access to or use of the Technology Resources, Nortel Networks may immediately deny further access until Outside Access Party takes such measures as Nortel Networks may reasonably require.

3.2	Notice of Security Breach – The Outside Access Party will promptly notify Nortel Networks in writing in the event (a) there is a general breach of security, the appearance of a breach or a breach attempt at the Outside Access Party’s facilities that may be involved in performing under the Agreement; or, (b) Outside Access Party personnel (that are not Authorized Workers) or third parties breach the Segregation Wall. At its expense the Outside Access Party will do whatever is necessary to preserve the integrity of the Technology Resources and Confidential Information and correct the breach and prevent it from recurring.

ATTACHMENT 2
Exhibit A-4
Mediant 5000 Trunk Gateway Product

HA Mediant 5000 VoIP in a N+1 Redundant Bearer Configuration

MG5000	Mediant 5000 Redundant Base	[*]
TP1610B	TP1610B cPCI 16 E1/T1, cPSB, IP	[*]
TP1610B/HALF	TP1610B/HALF cPCI 16 E1/T1, cPSB, IP	[*]
HW/RTM/2TELCO/CPSB/APB	RTM for TP1610,cPSB, active board (one per "N" Board)	[*]
HW/RTM/REDUNDANCY/CPSB/APB	RTM for TP1610,cPSB, standby board (one per "+1" Board)	[*]
TP6310A/2016/OC-3	TP6310, 1xOC-3, 2016 Channels	[*]
TP6310A/2016/OC-3/HALF	TP6310, 1xOC-3, Half, 2016 G711 Channels	[*]
HW/RTM/OC-3/CPSB/APB	RTM for TP-6310, 1 OC-3	[*]
HW/RTM/REDUNDANCY/6310/CPSB/APB	RTM for TP6310,cPSB,standby board ("+1" board)	[*]
SW/EMS/Server (One per EMS Server)	EMS Server s/w license.	[*]

– Cost Reduction year over year    [*]

Available Software Options:

DUA	SigTran-based DUA (per active board)	[*]
SW/IP-Sec	IP-Sec for OAM/Call Control (per active board)	[*]
SW/BearerEncryption	Bearer Encryption (per active board)	[*]
SW/PacketCable	PacketCable Package (TGCP) not incl bearer encryption (per active board)	[*]
SW/M2UA/SIGTRAN/2	M2UA Sigtran Interworking SW (per 2 channels) Max of 8 links per board	[*]

Notes -AudioCodes does not provide the EMS hardware, only a license to use our EMS server software. EMS can support up to 100 Mediant 5000s.

TP 6310 in Mediant 5000 will be available in 2006 for sale to service providers

Price reductions on TP6310 will not occur until April, 2007, unless mutually agreed

In certain deployments of Mediant 5000, the fees, terms and the cap on support payments may not apply if AudioCodes is requested to provide support beyond that is required in the Agreement

M5K (MG3500) FRUs	PEC	Price
HW/ES-1/NN	NTRX51XJ	[*]
HW/RTM/LIM-1/NN	NTRX51XV	[*]
HW/SC-2/NN	NTRX51XT	[*]
HW/SA1C/RTM/ALARM/NN	NTRX51XH	[*]
HW/FM-2/NN	NTRX51XP	[*]
HW/PS-2/AC/NN	NTRX51XR	[*]
HW/PS-2/DC/NN	NTRX51XQ	[*]
HW/AF-2/NN	N/A	[*]
HW/PEM-1/DC/NN	NTRX51XK	[*]
HW/APM-2/DC/NN	NTRX51XN	[*]
HW/PEM-1/AC/NN	NTRX51XL	[*]
HW/APM-2/AC/NN	NTRX51XM	[*]
HW/RTM/TP1610/ACTIVE/NN	NTRX51XF	[*]
HW/RTM/TP1610/STDBY/NN	NTRX51XG	[*]
HW/TP1610B/480/16SPAN/NN	NTRX51XE	[*]
HW/TP1610B/480/16SPAN/G711/NN	NTRX51XD	[*]
HW/GP5000/Mediant/NN	NTRX51XC	[*]

[*] Confidential

Lab Hardware M5K– In coordination with Amendment #011449 to OEM Purchase and Sale Agreement No. between the parties, Seller will provide Nortel Networks with up to [*] lab units free for internal and external customer labs or trials at Nortel Networks’ discretion.   At least three (3) of these free M5K units are to be used for external customers and both parties must mutually agree on which Nortel Network customers will receive these M5K units. Any units provided for free in calendar year 2005 will be counted in meeting this obligation. For any further internal lab requirements Seller will provide an incremental [*] off Nortel contracted price.  Requests for ‘lab hardware’ are to be made in writing by the relationship prime.

PAYMENT TERMS: [*]

ATTACHMENT 3

Exhibit A-5

M2K – CS2K DC Power Product

M2K – CS2K Pricing for DC Power:

Part Number	Description	Price
Mediant2000/1Span/DC/H248/NN	Mediant 2000, 1 span, DC power, H.248	[*]
Mediant2000/2Span/DC/H248/NN	Mediant 2000, 2 span, DC power, H.248	[*]
Mediant2000/4Span/DC/H248/NN	Mediant 2000, 4 span, DC power, H.248	[*]
Mediant2000/8Span/DC/H248/NN	Mediant 2000, 8 span, DC power, H.248	[*]
Mediant2000/16Span/DC/H248/NN	Mediant 2000, 16 span, DC power, H.248	[*]

[*] Confidential

ATTACHMENT 4

Exhibit A-6

IPM2000 – CS2K AC Powered Media Server Product

Part Number	Description	Price
IPM2K/IVR/LI/TT/120/2AC	IPMedia 2000, 120 port AC Power	[*]
IPM2K/IVR/LI/TT/240/2AC	IPMedia 2000, 240 port AC Power	[*]
IPM2K/IVR/LI/TT/CONF/120/2AC	IPMedia 2000, 120 port Conferencing AC Power	[*]
IPM2K/IVR/LI/TT/CONF/240/2AC	IPMedia 2000, 240 port AC Conferencing AC Power	[*]

[*] Confidential

ATTACHMENT 5
Exhibit A – 7

Mediant 1000 (MG 3100) - H.248	Hardware Price	SIP Charge	Total
Mediant1000/1Span/2AC/H248/NN	[*]	[*]	[*]
Mediant1000/2Span/2AC/H248/NN	[*]	[*]	[*]
Mediant1000/4Span/2AC/H248/NN	[*]	[*]	[*]
	[*]	[*]	[*]
Mediant1000/1Span/DC/H248/NN	[*]	[*]	[*]
Mediant1000/2Span/DC/H248/NN	[*]	[*]	[*]
Mediant1000/4Span/DC/H248/NN	[*]	[*]	[*]

Mediant 1000 (MG 3100) - SIP
Mediant1000/1Span/2AC/SIP/NN	[*]	[*]	[*]
Mediant1000/2Span/2AC/SIP/NN	[*]	[*]	[*]
Mediant1000/4Span/2AC/SIP/NN	[*]	[*]	[*]
	[*]	[*]	[*]
Mediant1000/1Span/DC/SIP/NN	[*]	[*]	[*]
Mediant1000/2Span/DC/SIP/NN	[*]	[*]	[*]
Mediant1000/4Span/DC/SIP/NN	[*]	[*]	[*]

[*] Confidential

ATTACHMENT 6

Exhibit O

HAZARDOUS MATERIALS REGULATIONS

Seller will notify Nortel Networks about the hazardous and toxic materials, as required of it by the regulations promulgated under all applicable laws, rules and regulations of any applicable governmental entity including, without limitation, the following U.S. and E.U. laws:

(a)	U.S. laws – The Toxic Substances Control Act, Resource Conservation and Recovery Act of 1976, Hazardous Materials Transportation Act, Occupational Safety and Health Act of 1970, Comprehensive Environmental Response, Compensation and Liability Act of 1980, Consumer Product Safety Act, Radiation Control for Health and Safety Act of 1968, Clean Air Act, and Clean Water Act , and

(b)	E.U. laws – The following European Union Environmental Directives: Eco-design of Energy Using Product (EuP), Waste from Electrical and Electronic Equipment (WEEE) directive (effective August 2005) and Restriction on Use of Certain Hazardous Substances (RoHS) (effective July 2006) directive. With respect to the RoHS Directive, Seller must be able to demonstrate to Nortel Networks’ satisfaction by May 30, 2006 that no lead, hexavalent chromium cadmium, mercury or polybrominated biphenyls (PBB)/polybrominated diphenyl ethers (PBDE) are present in any product covered by the ROHS Directive used or provided by Seller in providing the Products in the EU, except where exemptions allowing the use of such substances apply under applicable law. Seller shall monitor the implementation and local requirements of WEEE in relevant EU countries and shall inform and discuss with Nortel Networks on a timely basis of its plan regarding implementation and management of the WEEE and RoHS directives for Nortel Networks’ review and further discussion..